As filed with the Securities and Exchange Commission on January 21, 2014     Registration Statement No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIO-TECH INTERNATIONAL
(Exact Name of Registrant as Specified in Its Charter)

California	95-2086631
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16139 Wyandotte Street, Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)

(818) 787-7000
(Issuer’s Telephone Number, Including Area Code)

2007 Employee Stock Option Plan
2007 Directors Equity Incentive Plan
(Full title of the plans)

A. Charles Wilson
16139 Wyandotte Street
Van Nuys, California 91406
(Name and address of agent for service)

(818) 787-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-Accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value	100,000	(4)	$3.345	$334,500	$43.08
TOTAL:	100,000			$334,500	$43.08

(1) This Registration Statement also covers such indeterminable additional number of shares as may become deliverable as a result of any future adjustments in accordance with the terms of said Plans or individual awards, as applicable.

(2) The price of $3.345 per share, which is the average of the high and low prices of the common stock as reported on the NYSE AMEX Global Market on January 15, 2014, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

(4) The number of shares of Common Stock is the maximum number of shares available for distribution under Registrant’s Amendment to the 2007 Directors Equity Incentive Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to an additional 100,000 shares of the Common Stock, no par value, (the “Common Stock”) of Trio-Tech International, a California corporation (the "Registrant"), for issuance under the Registrant's 2007 Directors Equity Incentive Plan.

Pursuant to a registration statement on Form S-8 (File No. 333-147817) filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2007, the Registrant registered a total of 500,000 shares of its Common Stock, reserved for sale pursuant to the Registrant’s 2007 Employee Stock Option Plan (300,000 shares) and 2007 Directors Equity Incentive Plan (200,000 shares)  (collectively the “Plans”.)

On December 12, 2010, the Registrant’s stockholders approved an amendment to the Plans pursuant to which the number of shares of Common Stock reserved thereunder was increased by 500,000 shares to an aggregate of 1,000,000 shares (the “First Amendment”).  As a consequence of the First Amendment, the Company registered an additional 500,000 shares of its Common Stock, reserved for issuance under the Registrant’s 2007 Employee Stock Option Plan (300,000 shares) and 2007 Directors Equity Incentive Plan (200,000 shares)  pursuant to a registration statement on Form S-8 (File No. 333-171569) filed with the Commission on June 1, 2011.

On December 9, 2013, the Registrant’s stockholders approved an amendment to the 2007 Directors Equity Incentive Plan pursuant to which the number of shares of Common Stock reserved thereunder was increased by 100,000 shares to an aggregate of 1,100,000 shares for the Plans (the “Second Amendment”).  This Registration Statement covers the additional 100,000 shares of Common Stock reserved under the 2007 Directors Equity Incentive Plan as a consequence of the Second Amendment.

Although this Registration Statement does not cover any increase in shares under the 2007 Employee Stock Option Plan, any previously registered but unsold shares under the 2007 Employee Stock Option Plan continue to be covered by this Registration Statement.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the registration statements on Form S-8 filed by the Company on December 4, 2007 (File No. 333-147817) and June 1, 2011 (File No. 333-171569) except as amended hereby.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Certain Documents By Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

   1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 filed on September 27, 2013.

   2. The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed on November 14, 2013.

   3. The Registrant’s Current Reports on Form 8-K filed on September 30, 2013, October 8, 2013, November 15, 2013, and December 10, 2013.

   4. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits

Exhibit Number	Description

5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on January 21, 2014.

TRIO-TECH INTERNATIONAL By: /s/ A. Charles Wilson A. Charles Wilson, Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Charles Wilson	Chairman and Director	January 21, 2014
A. Charles Wilson

/s/ S.W.Yong	President, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2014
S.W. Yong

/s/Victor H.M.Ting	Corporate Vice-President, Chief Financial Officer and Director (Principal Financial Officer)	January 21, 2014
Victor H. M. Ting

/s/Richard M. Horowitz	Director	January 21, 2014
Richard M. Horowitz

/s/Jason T. Adelman	Director	January 21, 2014
Jason T. Adelman

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion and Consent of Reed Smith LLP
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)